EXHIBIT 10.11

CERTAIN INFORMATION IN THIS EXHIBIT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT. IN ACCORDANCE WITH RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SUCH INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF SUCH OMITTED INFORMATION HAS BEEN INDICATED WITH AN ASTERISK(*).

                  CHIRON-PANGENETICS RESEARCH AND DEVELOPMENT
                   LICENSE AND OPTIONS FOR COMMERCIAL LICENSE

THIS AGREEMENT, by and between PanGenetics B.V. ("PanGenetics B.V.") a company organized and existing under the laws of the Netherlands and having its principal place of business at E. van Calcarstraat 30, 1963 DG Heemskerk, the Netherlands, and Panorama Research Inc. ("Panorama"), a company organized and existing under the laws of California, and having its principal place of business at 2462 Wyandotte Street, Mountain View, California 94043 (collectively PanGenetics B.V. and Panorama shall be deemed "PanGenetics"), Mark de Boer
("de Boer"), and Chiron Corporation ("Chiron"), a Delaware corporation having its principal place of business at 4560 Horton Street, Emeryville, California 94608, is effective upon the last signature date (the "Effective Date").

                                   BACKGROUND

WHEREAS, certain inventions relating to marine monoclonal antibodies against the human antigen known as CD40 ("Anti CD40 Mabs") have been made by Chiron, and by de Boer, subject to the provisions of a material transfer agreement between Chiron's predecessor Cetus and de Boer dated December 16, 1991, (the "1991 MTA"), a consulting agreement between Chiron and de Boer dated January 1, 1993, (the "1993 Consulting Agreement"), a consulting agreement between Chiron and de Boer dated January 1, 1994 (the "1994 Consulting Agreement"), a material transfer agreement between Chiron and Panorama dated November 9, 1994 (the
"1994 MTA") and their subsequent amendments.

WHEREAS, PanGenetics, Chiron and de Boer (the "Parties") now wish to provide for the licensing of rights relating to such inventions and the further development of anti-CD40 antibodies for human therapeutic uses;

                                   AGREEMENT

NOW, THEREFORE, PanGenetics, Chiron and de Boer agree as follows:

1  DEFINITIONS

     As used in this Agreement:

     1.1 "AFFILIATE" with respect to any person, means any company, entity, joint venture or similar business arrangement which is controlled by, controlling or under common control with such person, and shall include without limitation any company fifty percent or more of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by such person, and any company which owns or controls, directly or indirectly, fifty percent or more of such person. Without limiting the generality of the foregoing, the Affiliates of Chiron expressly exclude Ciba-Geigy Limited, a Switzerland corporation, or any wholly owned subsidiaries of Ciba-Geigy Limited ("Ciba"), unless and until such time as Ciba-Geigy and Chiron may mutually agree upon the terms and conditions upon which Ciba may be deemed an Affiliate of Chiron for the purposes of this Agreement.

     1.2  "ANTI-CD40 MABS" means monoclonal antibodies against human CD40

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produced by the hybridomas 5D12, 3A8 and 3C6, or any monoclonal antibody derived therefrom, including humanized anti-CD40 Mabs, and/or human anti-CD40 Mabs, and fragments thereof capable of binding the Human CD40 Molecule.

     1.3 "CHIRON TECHNOLOGY" means all information, developments, discoveries, inventions, know-how, products, substances, processes and methodologies, and other proprietary information or technology developed or otherwise acquired by Chiron relating to the Field as of the Effective Date, including, but not limited to, the hybridoma cell lines described in Section 1.2, the Anti-CD40 Mabs produced therefrom, and the use of said Anti-CD-40 Mabs.

     1.4 "CHIRON PATENTS" means any U.S. patents or patent applications, including any continuations, renewals, extensions or re-issues or divisions thereof, relating to, or incorporating the Chiron Technology, together with any foreign counterpart thereof and any divisional, continuation, continuation-in-part and any reissue or extension thereof, to the extent they claim or incorporate the Chiron Technology, including, but not limited to, U.S. patent application USSN 08/070,158, and those patent applications filed in the countries designated by PCT filing WO 94/01547 and are listed on the PCT Patent Application Schedule attached as Exhibit 1, and any patentable improvements invented by Chiron or relating to the lumanization of Anti-CD40 Mabs and fragments thereof capable of binding the Human CD40 Molecule.

     1.5 "CHIRON TERRITORIES" shall mean all countries of the world, except Europe and Japan.

     1.6 "DE BOER RIGHTS" shall mean de Boer's interest in inventions within the Field (i) which are governed by the 1991 MTA, attached as Exhibit 3 to this Agreement, and its subsequent amendments; and (ii) without limiting the foregoing, inventions within the Field created by de Boer during the course of this agreement. With respect to all de Boer inventions within the Field which are governed by the terms and conditions of the 1993 Consulting Agreement, the 1994 Consulting Agreement, (collectively the "Consulting Agreements") and their subsequent amendments, de Boer has assigned or will assign all right title and interest in such inventions to Chiron in accordance with the terms of said Consulting Agreements. de Boer rights arising from inventions within the Field made by de Boer after the conclusion of the Consulting Agreements shall be governed by the terms and conditions of this Agreement, including, without limitation, the provisions of Article 3, relating to de Boer's assignment of de Boer rights to PanGenetics, and Pan Genetics' obligations to assign to Chiron patentable improvements relating to the humanization of Anti-CD40 Mabs and fragments thereof capable of binding the Human CD40 Molecule for inclusion within the Chiron Patents.

     1.7 "FIELD" means the use of Anti-CD40 Mabs or products based on or derived from the use of Anti-CD40 Mabs in human therapeutic applications wherein the Mab mediates a therapeutic effect by binding to the Human CD40 Molecule. The Field shall not include the use of gene therapy, except to the extent PanGenetics is permitted under the terms and conditions of this Agreement, including, without limitation, the terms and conditions set forth in Article 7 to undertake activities relating to Second Generation Products which use gene therapy solely for the endogenous local delivery and synthesis of Anti-CD40 Mabs. The following commercial applications are specifically excluded from the
Field: (i)

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vaccines; (ii) diagnostics; (iii) gene therapy, anti-gene therapy, including, without limitation, the use of antisense or ribozyme molecules, except as provided in Article 7 and (iv) peptidomimetic or other synthetic, small-molecular weight, non-peptide molecules. Without limiting the foregoing, PanGenetics may use Anti-CD40 screening assays, provided that such assays are used solely for non-commercial, internal research purposes.

     1.8 "HUMAN CD40 MOLECULE" means the type I transmembrane protein encoded by the CD40 gene and known to be expressed on a number of cells including, without limitation, B cells, dendritic cells, monocytes and macrophages.

     1.9 "JOINT TECHNOLOGY" shall mean Technology and inventions within the Field which are invented jointly by employees of Panenetics (including persons obligated to assign inventions to PanGenetics) and employees of Chiron (including persons obligated to assign inventions to Chiron), whether or not such inventions are also owned in conjunction with third parties pursuant to this Agreement.

     1.10 "JOINT TECHNOLOGY PATENTS" shall mean U.S. patents or patent applications claiming or incorporating Joint Technology, together with any foreign counterpart thereof and any divisional, continuation, continuation-in-part and any reissue or extension thereof, to the extent they claim or incorporate Joint Technology.

     1.11 "LICENSED PRODUCT(S)" means any product, the manufacture, use or sale of which, but for the license granted hereunder, would infringe any valid and enforceable claim of any Chiron Patents or PanGenetics Patents in the country of such manufacture, use or sale, or product, which relates to or requires the use of Chiron Technology or Panorama Technology. Licensed Products include, but are not limited to, any human therapeutic product(s), or one under development, which is based directly or indirectly on an Anti CD40 Mab or products based on or derived from the use of Anti-CD40 Mabs. The following commercial applications are specifically excluded from the Field: (i) vaccines;
(ii) diagnostics; (iii) gene therapy, anti-gene therapy, including, without limitation, the use of antisense or ribozyme molecules, except as provided with respect to Second Generation Products as provided in Article 7 and (iv) peptidomimetic or other synthetic, small-molecular weight, non-peptide molecules.

     1.12 "NET SALES" shall mean the amount billed or invoices for each unit of Licensed Products sold less:

       (i)  Customary trade, quantity or cash discounts;

      (ii)  Amounts repaid or credited by reason of rejection or return; and/or

     (iii) To the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on and/or other governmental charges made as to production, or transportation or insurance charges.

      (iv) sales and value-added taxes separately stated on invoices. Licensed Products shall be considered sold when shipped.

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     In the event that Licensed Products are sold in combination with another product or active component, (a "Combination Product") for a single price, Net Sales from sales of Combination Products for purposes of calculating royalties due or allocating profits under this Agreement shall be calculated by multiplying the Net Sales of that Combination Product by the fraction A/(A+B), where A is the gross selling price of the Licensed Product sold separately in the country of sale and B is the gross selling price of the other product(s) or components sold separately in the country of sale. In the event that no such separate sales are made, Net Sales, for purposes of determining royalty payments on such Combination Products, shall be a reasonable apportionment of the gross amount invoiced therefor based upon the relative contribution of the Licensed Products to the price of the Combination Product. Such apportionment shall be negotiated in good faith between the parties and such apportionment shall be established prior to the time that a party hereto shall have the right to sell such Combination Products.

     1.13 "PANGENETICS TECHNOLOGY" shall mean all information, developments, discoveries, inventions, know-how, products, substances, processes and methodologies, and other proprietary information or technology developed or otherwise acquired by PanGenetics relating to the development of Licensed Products within the Field, including, but not limited to, methods for preparing or using such materials as well as methodologies for testing their interaction in biological systems, clinical and pre-clinical data and submissions, discoveries and trade secrets, whether patentable or unpatentable, and other proprietary information or technology developed by PanGenetics, or licensed to PanGenetics with a right to sublicense, or otherwise acquired by PanGenetics within the Field, prior to or after the Effective Date of this Agreement.

     1.14 PANGENETICS PATENTS" shall mean U.S. patents or patents issuing from patent applications claiming or incorporating PanGenetics Technology, together with any foreign counterpart thereof and any divisional, continuation, continuation-in-part and any reissue or extension thereof, to the extent they claim or incorporate PanGenetics Technology, as set forth in the PanGenetics' Patent Schedule, attached as Exhibit 2 to this Agreement, and as may be amended from time to time. In the event that PanGenetics Patents include any patentable improvements relating to the humanization of Anti-CD40 Mabs and fragments thereof capable of binding the Human CD40 Molecule, or any other improvements to Chiron Patents, the provisions of Article 1.4 and Section 3.9 shall apply.

     1.15  "PANGENETICS TERRITORIES" shall mean Europe and Japan.

     1.16 "SECOND GENERATION PRODUCTS" shall mean products which involve the use of gene therapy solely for the endogenous local delivery and synthesis of Anti-CD40 Mabs. Second Generation Products shall be governed by the provisions of Article 7 of this Agreement, and shall not be governed by the provisions of the Commercial License contemplated in Article 6. This Agreement grants PanGenetics no license, express or implied, to create Second Generation Products.

2.  OWNERSHIP

     PanGenetics hereby acknowledges and confirms that Chiron is the owner of the Chiron Technology and the Chiron Patents. PanGenetics hereby agrees to assign to Chiron all right, title and interest PanGenetics might acquire, invent, develop or claim in Chiron

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improvements which fell within Claims Technology or Chiron Patents, or improvements thereto, subject to the license rights granted to PanGenetics under this Agreement. PanGenetics shall, without additional consideration from Chiron, execute (or, if necessary, PanGenetics shall cause any of its employees to execute) any assignment or other documentation reasonably required to record or confirm such ownership by Chiron.

3.  RESEARCH AND DEVELOPMENT LICENSE

The Parties commit to the following:

     3.1 RESEARCH AND DEVELOPMENT LICENSE. Subject to the terms hereof, Chiron hereby grants PanGenetics an exclusive, (except as to Chiron) research and development license (the "Research and Development License") under the Chiron Patents and Chiron Technology, solely to carry on research and development activities worldwide with respect to the Licensed Products. This Research and Development License grants PanGenetics no rights to make, use or sell Licensed Products for commercial purposes. The Research & Development License is subject to the provisions of Section 3.6 relating to due diligence. As provided in
Section 3.6, upon the failure of PanGenetics to fulfill its due diligence obligations, Chiron shall have the right, but not the obligation, to terminate the Research and Development License granted pursuant to this Section 3.1. In the Event of such termination, Chiron shall retain all rights under the Chiron Technology and Chiron Patients, and shall be granted rights under PanGenetics' Patents and Technology pursuant to Section 5.2 of this Agreement.

     3.2 EVALUATION OF PATENT RIGHTS. Chiron shall undertake commercially reasonable efforts to prosecute and maintain all United States and foreign patent applications and patents defining Chiron's rights in the Chiron Technology and Chiron Patents. A report from an outside patent counsel assessing the Parties' freedom of operation to develop, use, manufacture or sell Licensed Products has been prepared and received by PanGenetics.

     3.3 DE BOER PANGENETICS COUNSELING AGREEMENT. Subject to the rights and obligations of Chiron and de Boer under the Consulting Agreements and their subsequent amendments, PanGenetics and de Boer shall enter into a separate agreement, (the "de Boer PanGenetics Consulting Agreement") to be effective on the Effective Date, pursuant to which de Boer shall consult and collaborate with PanGenetics, at no expense to Chiron, on research related to the Chiron Technology, and the development of Licensed Product. The de Boer PanGenetics Consulting Agreement may make provisions for coordinating the Anti CD40 Mab related research activities of de Boer and PanGenetics with the anti CD40 Mab related research activities of *. Any inventions made by de Boer within the Field which relate to or result from collaborative activities, including, without limitation, collaborative activities with *, shall be subject to terms and conditions of this Agreement, and if applicable, the terms and conditions of the 1991 MTA and Consulting Agreements. PanGenetics and de Boer represent and warrant that any and all collaborative activities undertaken by PanGenetics and de Boer shall comply in all respects with the terms and conditions of this Agreement, including, without limitation, the provisions of Section 3.4.

     3.4 EMPLOYEE OBLIGATIONS. PanGenetics and de Boer represent and warrant that all

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employees, representatives, agents or consultants who will be involved in activities relating to this Agreement shall be bound by an obligation to assign all inventions to PanGenetics and to cooperate with Chiron and/or PanGenetics in connection with the patenting of any such inventions. Neither de Boer nor Pan Genetics shall permit persons not bound by such obligations to work on the Research.

     3.5 RESEARCH & DEVELOPMENT PLAN. PanGenetics will product and submit to Chiron for Chiron's review and approval a product development and business plan (the "Research and Development Plan") which outlines the research and development activities necessary to bring a Licensed Product to market. At a minimum, PanGenetics' Research and Development Plan shall provide milestones from early research activities though Phase III Clinical trials and evaluation, which will permit Chiron to measure PanGenetics' diligence in complying with its research and development obligations. The Research and Development Plan shall be incorporated into this Agreement, and are attached as Exhibit 6.

     3.6 DUE DILIGENCE. PanGenetics shall exercise its best efforts and due diligence in developing and bringing to market a Licensed Product. Within four
(4) years after the Effective Date of this Agreement, PanGenetics shall enter into clinical trials directed toward evaluating candidates for a Licensed Product for commercial use. PanGenetics shall be solely responsible for acquiring, and, if applicable, maintaining, any third party patents relating to humanized Mabs and/or human Mabs and processes for making humanized Mabs and/or human Mabs required by PanGenetics for the development and commercialization of a Licensed Product. If, on the date occurring at the end of five (5) years from the Effective Date, PanGenetics has not filed an IND or equivalent submission related to Licensed Products with either the Japanese Koseisho, or a corresponding regulatory agency in the United Kingdom, Germany, France or other major market country in the European Community, Chiron shall have the right to determine whether PanGenetics has made diligent efforts to produce Licensed Products. In the event that Chiron reasonably determines that PanGenetics has not satisfied the criteria set forth above, and has not exercised the requisite diligence in developing Licensed Products, PanGenetics's license grant shall continue, but PanGenetics shall pay to Chiron an annual maintenance fee of * to preserve its rights under this Agreement. If, on the date occurring at the end of eight (8) years from the Effective Date, PanGenetics has not released a Licensed Product in any major market, and PanGenetics cannot demonstrate commercially reasonable diligence in developing Licensed Products, Chiron shall have the right to terminate this Agreement, and all license grants made to PanGenetics hereunder shall revert back to Chiron. Once initiated, PanGenetics' obligation to pay the * annual maintenance fee shall continue until PanGenetics pays to Chiron the registration payment referenced in Section 6.6 of this Agreement. PanGenetics' rights to undertake research and development activities shall be subject to Chiron's First Refusal Rights as referenced in the provisions of Section 6.12 of this Agreement.

     3.7 PANGENETICS IMPROVEMENTS. Upon Chiron's request, as promptly as reasonably practicable, PanGenetics shall supply Chiron with reasonable quantities of improvements to Chiron Technology, including Anti-CD40 Mabs, developed by PanGenetics, for Chiron's use. Further, in the event PanGenetics develops any improvements relating to the humanization of Anti-CD40 Mabs and fragments thereof capable of binding the Human CD40 Molecule, or any other improvements to Chiron Patents, (the "PanGenetics Improvements") PanGenetics shall assign to Chiron all right title and interest in such

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PanGenetics Improvements, including, without limitation, the right to file, prosecute and maintain patients related to the PanGenetics Improvements. Chiron shall grant back to PanGenetics licenses to such Pangenetics Improvements (the "PanGenetics Improvement Grant-Back License"). During the term of the Research and Development License, the PanGenetics Improvement Grant Back License(s) shall be worldwide, co-exclusive and royalty free. Once the parties have concluded the terms of the Commercialization License, the PanGenetics Improvement Grant-Back Licenses shall be worldwide, co-exclusive and royalty free.

     3.8 ASSIGNMENT OF DE BOER RIGHTS TO CHIRON. de Boer grants Chiron all right, title and interest in the de Boer Rights existing as of the Effective date. Further, de Boer and PanGenetics agree to undertake all measures necessary to perfect Chiron's interest in all present and future de Boer Rights, including, without limitation, the execution of assignments to convey all de Boer Rights existing as of the Effective Date of this Agreement.

     3.9 ASSIGNMENT OF DE BOER RIGHTS TO PANGENETICS AND CHIRON. deBoer Rights arising from inventions within the Field made by de Boer after the conclusion of the Consulting Agreements shall be governed by the terms and conditions of this Agreement. de Boer and PanGenetics agree that de Boer shall assign all such de Boer Rights to PanGenetics. de Boer and PanGenetics shall assign to Chiron all patentable improvements relating to the humanization of Anti-CD40 Mabs and fragments thereof capable of binding the Human CD40 Molecule for inclusion within the Chiron Patent. PanGenetics and de Boer agree, represent and warrant that the CD40 License & Collaboration Agreement between de Boer and Panorama, dated October 1, 1994, and attached as Exhibit 7, is null, void, and of no further effect. PanGenetics and de Boer further agree, represent and warrant that they have undertaken or will undertake all measures necessary to render such agreement null, void and of no legal effect.

     3.10 PROGRESS MEETINGS During the term of the Research and Development License, Chiron and PanGenetics shall meet at least annually to discuss research and development progress and potential clinical indications and applications for Licensed Products.

     3.11 Except as set forth herein, PanGenetics shall have the sole responsibility for, and shall bear the cost of, the research and development of each Licensed Product. Chiron's sole responsibility shall be the prosecution and maintenance of Chiron Patents, as provided herein. Prior to PanGenetics exercise of its option rights as set forth in Article 4. Chiron shall pay for the prosecution and maintenance of Chiron Patents in the United States all countries listed in the PCT Patent Applications Schedule attached as Exhibit 1, to this Agreement. After PanGenetics' exercise of its option rights as set forth in
Article 4, Chiron will pay for the prosecution and maintenance of Chiron Patents in the Chiron Territories, and PanGenetics will reimburse Chiron for the cost of filing, prosecution and maintenance of Chiron patents in the PanGenetics Territories.

4.  OPTION TO OBTAIN COMMERCIAL LICENSE

     4.1 OPTION TO COMMERCIAL LICENSE. Subject to completion of the obligations of Chiron, PanGenetics and deBoer set forth in Article 3 of this Agreement, Chiron hereby grants PanGenetics, and Pangenetics hereby grants Chiron, an option to obtain a commercial

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license (the "Commercial License"), subject to the provisions of Article 6. The
Commercial License shall grant Chiron and Pan Genetics all rights and licenses necessary to make, use, have made and sell, market and otherwise commercialize Licensed Product as provided in Article 6, including, without limitation, licenses under the Chiron Technology, Chiron Patents, PanGenetics Technology, PanGenetics Patents, any regulatory submissions and licenses. The Commercial License shall be upon terms and conditions substantially similar to those set forth below in Article 5 of this Agreement, and any additional terms of conditions mutually acceptable to both parties and negotiated in good faith by the parties. Such option shall be exercisable within six (6) months after the injection of at least three patients with Licensed Product in a Phase I/II clinical trial as referenced in the PanGenetics' Research and Development Plan set forth in Exhibit 6.

5.  TERM AND TERMINATION OF RESEARCH AND DEVELOPMENT LICENSE AND OPTION RIGHTS

     5.1 TERM. This Research and Development License and Option Agreement shall survive until:

          5.1.1 the expiration of the options granted in Article 4 of this Agreement;

          5.1.2 the parties conclude the terms of the Commercial License in accordance with Article 6 of this Agreement;

          5.1.3  termination as provided below in Section 5.2.

     5.2 TERMINATION. All licenses granted hereunder from one party to the other may be terminated by written notice to the licensee party in the event that the licensee breaches a provision of this Agreement and has failed to cure or demonstrate the nonexistence of the breach within ninety (90) days of receipt of a written notice and demand to cure such breach. Without limiting the foregoing, if PanGenetics fails to perform its due diligence obligations pursuant to Section 3.6, Chiron shall have the right, but not the obligation, to terminate the Research and Development License or Option Right granted to PanGenetics pursuant to this Agreement. In the event of such termination, the following shall occur:

          5.2.1  Chiron shall retain all rights under the Chiron Patents;

          5.2.2 PanGenetics shall grant Chiron all licenses necessary to permit Chiron to commercialize Licensed product, including, without limitation, licenses to Pan Genetics Patents, PanGenetics Technology, regulatory submissions and regulatory submissions and regulatory licenses. Such licenses shall be worldwide and royalty free. Without limiting the foregoing, in the event that PanGenetics obtains third party patents, including, without limitation, any third party patents relating to humanized Mabs and/or human Mabs and processes for making humanized Mabs and/or human Mabs, PanGenetics shall (i) undertake commercially reasonable efforts to secure the right to sublicense such patents, and (ii) shall sublicense to Chiron Pangenetics' rights in such third party patents. With respect to such licenses to third party patents, in the event that Chiron wishes to exercise its right to obtain such sublicense, Chiron shall assume PanGenetics' obligations with respect to earned royalties, but shall not pay any milestone or other upfront fees.

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6.  COMMERCIAL LICENSE AGREEMENT

     6.1 TERMS. Upon the exercise of the option provided in Article 4 of this Agreement, the Parties hereto shall enter into a commercial license agreement (the "Commercial License") upon the terms and conditions set forth in this
Article 6.

     6.2 CHIRON LICENSE GRANTS TO PANGENETICS. Chiron shall grant to PanGenetics an exclusive Commercial License, with the right to sublicense marketing rights only, to all rights and licenses necessary to make, have made, use, sell market and otherwise commercialized Licensed Product(s) in the PanGenetics' Territories, including, without limitation, licenses under the Chiron Patents, Chiron Technology, and any regulatory submissions and approvals.

     6.3  PANGENETICS LICENSE GRANTS TO CHIRON/EXCLUSIVITY AND
TERRITORIES. PanGenetics shall grant to Chiron an exclusive Commercial License, to all rights and licenses necessary to make, have made, use, sell market and otherwise commercialize Licensed Product(s) in the Chiron Territories, including with the right to sublicense marketing rights, including, without limitation, licenses under PanGenetics' Technology, PanGenetics Patents, and all regulatory submissions and approvals.

     6.4 MANUFACTURING RIGHTS. Chiron will have the right of negotiation to manufacture the product for commercial sale world-wide. If the parties cannot agree upon mutually acceptable terms for such manufacturing rights, each party shall have the right to manufacture licensing products for commercial sale within their respective territories.

     6.5 MARKETING ARRANGEMENTS. Prior to the marketing of Licensed Product, the parties shall agree on terms for the promotion and sale of Licensed Product. The marketing provisions shall include appropriate termination and diligence terms. In territories where the parties agree to co-promote or co-market Licensed Product, the parties shall negotiate in good faith appropriate compensation provisions that reflect the parties' relative contributions with regard to the commercial sale of the Licensed Product. These negotiations shall be subject to a time limit and the objective of the arrangements shall be to maximize the economic return to both parties.

     6.6 REGISTRATION PAYMENT. Within ninety (90) days after successful registration of a Licensed Product by PanGenetics in either Japan, the United Kingdom, France, or Germany, PanGenetics shall pay to Chiron * (the "Registration Payment").

     6.7 ROYALTIES. Following the first Commercial Sale of a Licensed Product by PanGenetics or Chiron pursuant to the Commercialization Agreement and licenses granted therein, the party making such sale (the "Paying Party") shall submit to the other party (the "Payee") within sixty (60) days of the end of every calendar quarter a quarterly report setting out Net Sales of each Licensed Product by country, royalty credits accumulated or taken, and sublicense receipts, if any. The Paying Party shall, at the same time such report is submitted, pay the Payee an earned royalty (the "Earned Royalty") in the amount of * of Net Sales by the Paying Party or its affiliates of sublicensees, and * of any up-front or milestone fees or other similar value received from sublicensees.

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     6.8  MANNER OF PAYMENT.  All payments hereunder shall be made by bank transfer to the bank account designated by the party to receive such payments. Where required to do so by applicable law or treaty, the Paying Party shall withhold taxes required to be paid to a taxing authority on account of such income to the Payee, and the Paying Party shall furnish the Payee with satisfactory evidence of such withholding and payment in order to permit the Payee to obtain a tax credit or other relief as may be available under the applicable law or treaty. If any sum due hereunder is not paid in full on the due date, interest at the average prime rate for the month preceding payment of the unpaid balance (as published from time to time by the THE WALL STREET JOURNAL shall accrue and be payable on any unpaid balance from the date such payment became due until the date paid.

     6.9 RECORDS OF ROYALTY OBLIGATIONS. The Paying Party will keep and maintain proper books and records as are required accurately to determine royalties payable to the Payee for three (3) years following the date on which such royalties were paid or reported. The Payee shall have the right, at its own expense, to have such books and records examined by independent certified public accountants acceptable to the Paying Party at reasonable times solely for the purpose of verifying the accuracy of royalties paid or reported by the Paying Party. The Payee shall bear the cost of any such inspection; provided, that in the event the inspection discloses that any payments made to the Payee hereunder for any accounting period were deficient by more than ten percent, the Paying Party shall promptly reimburse the Payee for the cost of such independent audit and shall pay to Payee the amount of such deficiency together with interest thereon at the rate specified in Section 6.8 above.

     6.10 TERM AND TERMINATION OF COMMERCIAL LICENSE AGREEMENT. Upon the later of the expiration of the last to expire of the patent rights included in the Chiron Parents, PanGenetics Patents, or Joint Technology Patents (if any), or ten (10) years after the first commercial sale of Licensed Product, the provisions of the Commercial License shall be of no further force and effect, except for provisions of the Commercial License which impose obligations that continue beyond the expiration of the agreement, including, without limitation, provisions relating to confidentiality and indemnity. Prior to the expiration of the last to expire of the Chiron Patents, PanGenetics Patents, or Joint Technology Patents, neither party shall have the right to terminate the Commercial License, except as follows:

          6.10.1  Upon mutual written agreement of the parties; or

          6.10.2 If a party materially breaches a material provision of the Commercial License and has failed to cure or demonstrate the nonexistence of the breach within ninety (90) days of receipt of a written notice and demand to cure such breach; or

          6.10.3 In the event that one of the parties becomes insolvent or files for bankruptcy protection or fails generally to pay its debts as they become due, makes an assignment of substantially all of its assets for the benefit of creditors or applies for or consents to the appointment of a custodian, trustee or receiver for such party or the majority of its property, or if any other proceeding for relief under any bankruptcy law or similar law for the relief of debtors is instituted by or against such party and, if instituted against such party, is consented to or not dismissed within ninety (90) days after such institution.

     6.11 LIMITATION OF LICENSE. This license does not extend to any rights or products other than those referred to herein.

     6.12  CHIRON'S FIRST REFUSAL RIGHTS.

          6.12.1 GRANT OF RIGHT OF FIRST REFUSAL. PanGenetics grants Chiron a right-of-first-refusal to obtain rights related to PanGenetics inventions; provide funding for research or development activities; provide research or development services; manufacture licensed product for commercial sale; and market licensed product, within the Field of this Agreement in any country (the "First Refusal Rights.")

          6.12.2 NOTIFICATION TO CHIRON. PanGenetics shall promptly send to Chiron, at the address specified herein, a reasonably detailed written notification of any event which would give rise to the Chiron First Refusal Rights referenced above. Chiron shall respond to PanGenetics within sixty
     (60) days of its receipt of such notification of its interest in exercising its First Refusal Rights.

          6.12.3 NEGOTIATION OF TERMS. For a period of up to ninety (90) days after PanGenetics receives notice of Chiron's intention to exercise its First Refusal Rights, the parties shall negotiate in good faith a reasonable agreement mutually acceptable to both parties.

          6.12.4 COMMERCIALIZATION BY PANGENETICS. In the event that Chiron fails to respond within sixty (60) days, or affirmatively indicates that it is not interested in exercising its First Refusal Rights with respect to the opportunity presented by PanGenetics, or the parties fail to reach a definitive terms of agreement pursuant to Section 6.12.3, PanGenetics shall be free to pursue other arrangements regarding the opportunity, either independently or with one or more third parties, provided that PanGenetics shall not offer to extend rights related to the opportunity to a third party on terms more favorable than those previously offered to Chiron with respect to such opportunity without first offering such more favorable terms to Chiron.

7.  SECOND GENERATION PRODUCTS

     With respect to the development of any Second Generation Product, Chiron and PanGenetics agree as follows:

     7.1 NO LICENSE GRANTED FOR SECOND GENERATION PRODUCT. Nothing in this Agreement shall be construed to grant to PanGenetics an express or implied license under the Chiron Patents or Chiron Technology to undertake activities related to the research, development, or marketing of a Second Generation Product.

     7.2 NOTICE. Each party agrees to keep the other party reasonably informed of its activities which relate to the development of a Second Generation Product. In the event that either party undertakes activities relating to the research or development a Second Generation Product, each party shall notify the other of such activities. Such notification and disclosure shall be subject to the confidentiality obligations set forth in Article 9.

     7.3 PANGENETICS' DEVELOPMENT OF SECOND GENERATION PRODUCT. With respect to activities related to the development of a Second Generation Product that may be undertaken by PanGenetics, the following shall apply:

          7.3.1 PanGenetics shall not undertake the internal commercial development of any Second Generation Product without first obtained Chiron's prior written approval;

          7.3.2 PanGenetics shall not undertake any activities related to the research or development of a Second Generation Product with any third party without having obtained Chiron's prior written consent.

     7.4 CHIRON'S DEVELOPMENT OF SECOND GENERATION PRODUCT. In the event that Chiron undertakes activities related to the development of a Second Generation Product, the following shall apply:

          7.4.1 Chiron shall notify PanGenetics of its activities which relate to Second Generation Product, as provided in Section 7.2.

          7.4.2 PanGenetics may, at its discretion, present Chiron with proposals regarding PanGenetics' participation in the Second Generation Product research and development being undertaken by Chiron.

          7.4.3 Chiron may, at its discretion, evaluate the PanGenetics proposals referenced in Section 7.4.2, and may, at its discretion, invite PanGenetics to enter into negotiations regarding the collaboration of Chiron and PanGenetics in Second Generation Product related activities. Neither party shall be obligated to collaborate with the other with respect to such activities except upon terms and conditions mutually acceptable to both parties.

          7.4.4 In the event that (i) Chiron brings a Second Generation Product to market in Europe or Japan, and (ii) Chiron and PanGenetics have not entered into a definitive collaboration arrangement pursuant to Section
     7.4.3 which provides additional compensation to PanGenetics in exchange for value contributed by PanGenetics to the development of said Second Generation Product, Chiron shall pay PanGenetics an earned royalty of * of net sales of such Chiron Second Generation Product.

8.  PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

     8.1 Chiron shall have the right and obligation to prepare, file and maintain the Chiron Patents in the United States and the countries listed in the PCT Patent Applications Schedule, and, if applicable, in such other countries as Chiron may elect. Chiron shall use reasonable efforts to prosecute and maintain the Chiron Patents. PanGenetics shall, at its cost and expense, cooperate fully in such effort, including providing documentary support from de Boer if necessary. Chiron shall keep PanGenetics informed as to the status of such patent applications and provide to PanGenetics, upon PanGenetics' written request, all relevant information relating to such applications.

     8.2 PanGenetics shall, at its cost and expense, prepare, file and maintain patent application(s) claiming the PanGenetics Technology in the United States and all of the countries listed in the PCT Patent Application Schedule attached as Exhibit 2, and such other countries as the parties mutually agree. PanGenetics shall use diligent efforts toward the prosecution and maintenance of the PanGenetics Patents. Chiron shall undertake reasonable cooperation in such effort. In the event that PanGenetics files, prepares or otherwise prosecute patents relating to any patentable improvements relating to the humanization of Anti-CD40 Mabs and fragments thereof capable of binding the Human CD40 Molecule, or files, prepares or otherwise prosecutes any other improvements related to subject matter claimed by the Chiron Patents, PanGenetics shall grant to Chiron an option to obtain a license to the de Boer Rights, which license shall be of such scope and upon such terms and conditions as the parties may mutually agree.

     8.3 Each party shall promptly notify the other if any legal proceedings are commenced or threatened against either party or any purchaser of the Licensed Products sold by either party on the ground that the manufacture, possession, use, or sale of the Licensed Products is an infringement of a third party's patent or other intellectual property rights. Each party shall, at its own expense, conduct all suits brought against it as a result of the exercise of the rights granted hereunder, and the other party shall, at the request and expense of the party conducting such suit, give all reasonable assistance in any such proceedings.

     8.4 The preparation, filing and prosecution of patent application(s) relating to any Joint Technology, if any, and the maintenance and prosecution of any patent(s) resulting therefrom, shall be performed by counsel mutually acceptable to the parties (which may be inside counsel for either party) and costs for such preparation, filing, prosecution and maintenance shall be borne equally by the parties. Decisions to abandon patents or patent applications shall be taken jointly. The party conducting such activities shall keep the other party reasonably informed and provide the other party with copies of substantive actions from the US, European and Japanese Patent Offices, and (to the extent feasible) provide the other party with copies of draft responses thereto sufficiently in advance of filing to allow reasonable period for review and comment. Filing of priority patent applications is to be undertaken without delay introduced through consultation with the other party; nonetheless the other party should be informed thereof as quickly as possible so that comments from the other party can be considered in time for subsequent updated priority applications. Each party agrees that it will not bring a claim for any act, omission, fault or neglect against either the other party or its inside patent attorney relating to that party's handling of the preparation, filing and prosecution of any Joint Technology patent application or the maintenance and prosecution of any patent(s) resulting therefrom.

9.  CONFIDENTIALITY

     9.1 CONFIDENTIALITY. Chiron and PanGenetics agree that, during the term of this Agreement and for a period of five (5) years following the expiration or termination of this Agreement, each of them shall maintain in confidence and not disclose by any means any Confidential Information (as hereinafter defined) received from the other party and to use such Confidential Information only in furtherance of this Agreement. "Confidential Information" means any confidential and proprietary information which is provided by one party to the other party in writing or, if initially disclosed in non-tangible form, summarized in writing within thirty (30) days after disclosure in non-tangible form. The confidentiality and nondisclosure obligations shall not apply to the extent that such disclosure is necessary for the prosecution and enforcement of patents pursuant to this Agreement, or to comply with judicial decrees or government actions or regulations; provided that the disclosing party shall use all reasonable efforts to obtain confidential treatment of such disclosure to the maximum extent permitted by law. In addition, such obligation of confidentiality and limitation of use shall not apply to Confidential Information that the receiving party can demonstrate:

          9.1.1 is known to the receiving party or is independently developed, discovered or arrived at by the receiving party, in each case to the extent evidenced by written records; or

          9.1.2 was disclosed not subject to a confidentiality or similar agreement to the receiving party by a third party that has the right to make such disclosure; or

          9.1.3 becomes patented, published or otherwise part of the public domain through no fault of the receiving party; or

          9.1.4 is required to be disclosed subject to a confidentiality agreement or similar arrangement by order or regulation of the FDA or similar authority in other countries of other governmental or non-governmental authorities to facilitate the issuance of marketing or safety approvals for products licensed to either party or by order of a court of competent jurisdiction; or

          9.1.5 to the extent that it is provided to third parties under appropriate terms and conditions, including confidentiality and use provisions equivalent to those in this Agreement, for subcontracting or consulting activities necessary for conducting research and development.

Each party agrees to take all reasonable steps to protect the Confidential Information of the other party in the same manner it ensures protection of its own confidential or proprietary information.

10.  MISCELLANEOUS

     10.1 PROVISIONS CONTRARY TO LAW. In performing this Agreement, the parties shall comply with all applicable laws. Nothing in this Agreement shall be construed so as to require the violation of any applicable law, and wherever there is any conflict between any provision of this Agreement and any applicable law the law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the applicable law, provided that the resulting provisions are consistent with the spirit and intent of the Agreement as originally entered into.

     10.2 NOTICES. Any notices required or permitted to be given by this Agreement shall be given by postpaid, first class, registered or certified mail addressed as set forth below unless changed by notice so given:

For Chiron:                      For PanGenetics:         For Panorama:
Rajen Dalal                      James W. Larrick         James W. Larrick
Vice President                   President                President
Business Development             PanGenetics B.V.         Panorama Research Inc.
and Corporate Planning           E. van Calcarstraat 30   2462 Wyandotte Street
Chiron Corporation               1963 DG Heeniskerk       Mountain View,
4560 Horton Street               The Netherlands          California 94043
Emeryville, California 94608
U.S.A.

With a copy to:

General Counsel
Chiron Corporation
4560 Horton Street
Emeryville, California 94608
U.S.A.

     10.3 USE OF NAMES. Neither party shall use the name of the other in any promotional materials or advertising without the prior written consent of the other.

     10.4 ASSIGNMENTS. No license granted under this Agreement may be assigned by the licensee except with the prior written consent of the licensor. The licensor may assign its rights and obligations under such license upon reasonable notice to the licensee.

     10.5 WAIVERS AND MODIFICATIONS. The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by both parties hereto.

     10.6 SUCCESSORS IN INTEREST. This Agreement shall inure to the benefit of and be binding on the parties' permitted assigns, successors in interest, and subsidiaries.

     10.7 NO WARRANTY. The licenses granted hereunder are provided WITHOUT WARRANTY OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE LICENSOR AS TO EACH LICENSE MAKES NO WARRANTY THAT THE LICENSEE'S ACTIVITIES UNDER SAID LICENSES NOT NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY. The licensor will not be liable for such infringement, or an allegation thereof, nor shall same be an excuse for nonperformance of the licensee's obligations hereunder.

     10.8 MUTUAL INDEMNITIES. PanGenetics (and its Affiliates) shall indemnify, defend, and hold harmless Chiron and its affiliates and their officers and directors for any claim, demand, or injury arising out of the actions of PanGenetics or its affiliates or sublicensees arising from or relating to this Agreement; provided however that such indemnity shall not extend to damages arising directly from any breach or willful or negligent act of Chiron. Chiron shall indemnify, defend, and hold harmless PanGenetics and its affiliates and their officers and directors for any claim, demand, or injury arising out of the actions of Chiron or its affiliates or sublicensees arising from or related to this Agreement; provided however that such indemnity shall not extend to damages arising directly from any breach or willful or negligent act of PanGenetics. The provisions of this Section shall survive expiration or termination of this Agreement.

     10.9 INSURANCE. PanGenetics shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement. In addition to the foregoing, PanGenetics shall obtain and maintain, immediately prior to the first human clinical trial of a Licensed Product, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier(s) to cover the activities of PanGenetics and its sublicensee(s). Such insurance shall provide minimum limits of liability of * per incident and shall name Chiron as an additional insured party. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or within five (5) years after (a) the expiration of this Agreement, or (b) complete cessation of sales of all Licensed Products, whichever is longer.

     10.10 CHOICE OF LAW AND JURISDICTION. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the U.S.A. and California. Chiron and PanGenetics shall attempt to settle any dispute or controversy arising out of, or in connection with this Agreement without resorting to litigation. If such attempts should fail, then the parties hereby submit to arbitration in accordance with the rules then prevailing of the American Arbitration Association ("AAA"), by one more arbitrator(s) appointed in accordance with said rules as applicable at such time. The arbitration shall be conducted in English and so shall be final, binding and enforceable.

     10.11 ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous agreements, whether written or oral, or proposals or understandings concerning the subject matter hereof are superseded hereby. This Agreement may be amended only in a writing executed by both parties.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the date first-above written.

CHIRON CORPORATION                               PAGENETICS, B.V.

By:   /s/ LEWIS T. WILLIAMS                      By: /s/ JAMES W. LARRICK
Name:  Lewis T. Williams                         Name:  James W. Larrick
Title:   Senior Vice President                   Title:   Director
Date:   September 25, 1995                       Date:   September 12, 1995

PANGENETICS B.V.                                 PANORAMA RESEARCH INC.

By: /s/ MARK DE BOER                             By: /s/ JAMES W. LARRICK
Name:  Mark de Boer                              Name:  James W. Larrick
Title:   Managing Director                       Title   President
Date:   September 17, 1995                       Date:   September 12, 1995

MARK DE BOER

By: /s/ MARK DE BOER
Name:  Mark de Boer
Date:   September 7, 1995

                                   EXHIBIT 1
                    WORLD INTELLECTUAL PROPERTY ORGANIZATION
         PCT                  INTERNATIONAL BUREAU

                   INTERNATIONAL APPLICATION PUBLISHED UNDER
                      THE PATENT COOPERATION TREATY (PCT)


(51)INTERNATIONAL PATENT                 (11) INTERNATIONAL PUBLICATION NUMBER:
    CLASSIFICATION(5):                        WO 94/01547
    C12N 15/06, C12P 21/08       A2
    C07K 15/00, C12N 15/86               (43) INTERNATIONAL PUBLICATION DATE:
    A61K 39/395                               20 JANUARY 1994 (20.01.94)

(21) INTERNATIONAL APPLICATION         (81) DESIGNATED STATES: CA, JP, European patent (AT,
NUMBER:     PCT/US93/06432                   BE, CH, DE, DK, ES, FR, GB, GR, IE, IT, LU, MC,
                                             NL, PT, SE).
(22) INTERNATIONAL FILING DATE:
     8 July 1993 908.07.93)
(30) PRIORITY DATA:                    PUBLISHED
        07/910,222        9 July 1992        WITHOUT INTERNATIONAL SEARCH REPORT AND TO BE
      (09.07.92)        US                   REPUBLISHED UPON RECEIPT OF THAT REPORT.
(71) APPLICANT: CETUS ONCOLOGY
      CORPORATION [US / US]; 4560
      Horton Street, Emeryville, CA
      94608-2916 (US).
(72) INVENTORS: DE BOER, Mark; James
      Stewartstraat 50, NL-132 JG
      Almere (NL). CONROY, Leah, B.;
      515 Beaumont Boulevard,
      Pacifica, CA 94044 (US).
(74) AGENTS: McGARRIGLE, Philip, L.,
      Jr. et al.; Chiron Corpora-
      tion, 4560 Horton Street -
      R440, Emeryville, CA 94608-2916
      (US)

(54) TITLE: A METHOD FOR GENERATION OF ANTIBODIES TO CELL SURFACE MOLECULES

(57) ABSTRACT

     The present invention relates to a method of generating antibodies directed against cell surface antigens and its uses recombinant insect cells as immunogens. The insect cells have been transfected with coding regions for a molecule containing a cell surface antigen and these antigens are expressed on the surface of the insect cells. Host animals are immunized with these transfected insect cells to generate antibodies directed against the cell surface antigen. Antibody-producing cells from the host animal are used to generate monoclonal antibody-producing hybridoma cells. Sera and hybridoma supernatants can be tested for the presence of antibodies against the surface antigen, using the transfected cells in a screening assay. Specific antibodies that have been generated by the present method are anti-B7 and anti-CD40 antibodies and they can be used to prevent or treat an antibody-mediated or immune system disease in a patient. The anti-B7 antibodies can be used to cause T cell anerty, treat allograft transplant rejection, treat graft versus host disease, and prevent or treat rheumatoid arthritis. An immunosuppressive agent may be co-administered with the antibody. The anti-CD40 antibodies which bind to the CD40 antigen can be used to prevent the growth or differentiation of the B cell. Monoclonal antibodies useful in these methods, and epitopes immunoreactive with such monoclonal antibodies are also presented.

                      FOR THE PURPOSES OF INFORMATION ONLY

     Codes used to identify States party to the PCT on the front pages of pamphlets publishing international applications under the PCT.

AT  Austria                                 FR    France                       MR    Mauritania
AU  Australia                               GA    Gabon                        MW    Malawi
BB  Barbados                                GB    United Kingdom               NE    Niger
BE  Belgium                                 GN    Guinea                       NL    Netherlands
BF  Burkina Faso                            GR    Greece                       NO    Norway
BG  Bulgaria                                HU    Hungary                      NZ    New Zealand
BJ  Benin                                   IE    Ireland                      PL    Poland
BR  Brazil                                  IT    Italy                        PT    Portugal
BY  Belarus                                 JP    Japan                        RO    Romania
CA  Canada                                  KP    Democratic People's          RU    Russian Federation
CF  Central African Republic                      Republic                     SD    Sudan
CG  Congo                                         of Korea                     SE    Sweden
CH  Switzerland                             KR    Republic of Korea            SI    Slovenia
CI  Cote d'Ivoire                           KZ    Kazakhstan                   SK    Slovak Republic
CM  Cameroon                                LI    Liechtenstein                SN    Senegal
CN  China                                   LK    Sri Lanka                    TD    Chad
CS  Czechoslovakia                          LU    Luxembourg                   TG    Togo
CZ  Czech Republic                          LV    Latvia                       UA    Ukraine
DE  Germany                                 MC    Monaco                       US    United States of America
DK  Denmark                                 MG    Madagascar                   UZ    Uzbekistan
ES  Spain                                   ML    Mali                         VN    Viet Nam
FI  Finland                                 MN    Mongolia

                                   EXHIBIT 2
                          PanGenetics' Patent Schedule

                                   EXHIBIT 3

                          MATERIALS TRANSFER AGREEMENT

THIS AGREEMENT is made as of December 16, 1991, by and among Mark de Boer, Ph.D. ("Dr. de Boer") and Cetus Corporation ("Cetus").

     A. During the course of his relationship with Cetus, Dr. de Boer has been engaged in research in the area of T cell activation (the "Research").

     B. Dr. de Boer wishes to continue certain aspects of the Research, and Cetus desires to receive the benefits of the Research as set forth herein.

     C. Therefore, Cetus is willing to provide Dr. de Boer with mouse monoclonal antibody B7-24H4G12 and the related reagents/derivatives listed on Attachment 1 hereto (which, together with any cell line, genetic material, chemical or other substance derived by Dr. de Boer therefrom, constitute the "Cetus Substances"); and confidential information, know-how, and data related to the Cetus Substances (the "Cetus Confidential Information" which, together with the Cetus Substances constitute the "Cetus Properties"). Cetus is willing to allow Dr. de Boer to take the Cetus Properties with him under the terms of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. SCOPE OF USE The Cetus Properties are provided to Dr. Boer only for his use in the Research. Dr. de Boer agrees to maintain in confidence and not to distribute, disclose, or release the Cetus Properties to any person other than laboratory personnel directly under Dr. de Boer's supervision and will ensure that no one may copy, send, or take the Cetus Properties to any other location, or use the Cetus Properties in research which is subject to a licensing or consulting obligation to a third party (other than the U.S. Government), unless written permission is obtained from an authorized representative of Cetus. Dr. de Boer promises that the Cetus Properties will be used only in laboratory animals or in IN VITRO experiments and will not be used in human beings.

2. FREEDOM TO PUBLISH Dr. de Boer is free to present or publish the fundings of the Research in a scientific publication, or public noncommercial conference, or similar forum, provided that: (a) no Cetus Confidential Information is revealed thereby; and (b) at lease 30 days prior to submission thereof to a publisher or any third party, Dr. de Boer shall have delivered copies of the proposed presentation or publication to Cetus for review. Cetus may, within 30 days of such delivery, object to the publication or presentation because there would be a disclosure of Cetus Confidential Information or because there is patentable subject matter, in which Cetus has an interest under paragraph 4, which needs protection. Upon Cetus' request, Dr. de Boer shall, for up to 60 days from initial delivery to Cetus, delay disclosing such patentable subject matter in order to permit the filing of patent applications thereon. The parties shall, in any publication, acknowledge the contributions and publication of the other as scientifically appropriate.

3. DISCLOSURES Dr. de Boer will promptly provide a full written "Disclosure" to Cetus of any invention, improvement, or discovery made in the Research using the Cetus Properties (an "Invention"). Cetus shall be free to use such findings for any purpose. Except as expressly set

LMTA (5/91)                           PAGE 1                            AGT 7655
forth in this Agreement, neither party shall obtain rights in or a license to any patent, copyright, trademark or other intellectual property right of the other.

4. TITLE AND INVENTIONS All right, title, and interest in the Cetus Properties shall belong to Cetus. Cetus shall be free, in its sole discretion, to distribute the Cetus Properties to others and to use them for its own purposes. In consideration of access to the Cetus Properties, Dr. de Boer hereby grants Cetus and its affiliates an option to a non-exclusive royalty-free worldwide license, and grants a further option to an exclusive license bearing a reasonable royalty for such territories as Cetus may request, in any patent issuing on an Invention. Cetus may exercise its option within one year of its receipt of the written Disclosure described herein. A "reasonable royalty" shall take into account the relative contributions of the parties to the pertinent product and industry standards and shall be arbitrated by the American Arbitration Association if the parties cannot in good faith agree on it.

5. CONTACT WITH COLLABORATORS Dr. de Boer may communicate and cooperate regarding the Research with Cetus' collaborators who are rightfully possessing and using the Cetus Properties, set forth in Attachment 2. To the extent, if any, that an Invention arises from such collaboration, the rights in it shall be governed by the respective agreements with Cetus. Dr. de Boer shall not initiate new collaborations except through Cetus.

6. NO WARRANTY The Cetus Properties are investigational and experimental in nature and are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. CETUS MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF THE CETUS PROPERTIES WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT. To the extent permitted by law, Dr. de Boer will hold Cetus harmless from any claims or liability arising from the use, handling or storage of the Cetus Substances.

7. COMPLIANCE WITH LAW Dr. de Boer shall use the Cetus Properties in compliance with all applicable laws and regulations including, where applicable, those relating to the treatment of laboratory animals and current NIH guidelines.

8. TERMS This Agreement is the entire agreement between Cetus and Dr. de Boer relating to the Cetus Properties, and may not be modified, assigned or transferred without the written consent of an authorized representative of Cetus. This Agreement shall be governed by the law of California.

     IN WITNESS WHEREOF, the Cetus and Dr. de Boer have executed this Agreement as of the day and year first above written.

CETUS CORPORATION                             MARK DE BOER, PH.D.
By: /s/ JAMES H. MEADE                    /s/ MARK DE BOER, PH.D.
        James H. Meade, Ph.D.                 Signature
        Senior Director
        Scientific Administration

LMTA (5/91)                           PAGE 2                            AGT 7655

                                   EXHIBIT 3

                                  ATTACHMENT 1

              cDNA for soluble B
              cDNA for full length B7
              cDNA for ICAM-1
              cDNA for ICAM-2
              cDNA for LFA-3
              cDNA for CD5G
              cDNA for ELAM
              cDNA for VCAM

              recombinant baculovirus for soluble B7
              recombinant baculovirus for full length B7

              hybridoma cell line B7-24

              3T6 cells expressing B7
              3T6 cells expressing ICAM-1

              Four PUC vectors with cloned VH and VL of B7-24

LMTA (5/91)                           PAGE 3                            AGT 7655

                                   EXHIBIT 3

                                  ATTACHMENT 2

Agt. No.         Collaborator Name    Institution
----------       -----------------    ----------------------------------
    *                    *                            *

LMTA (5/91)                           PAGE 4                            AGT 7655

                                   EXHIBIT 3

     C H I R O N

July 24, 1992

Mark de Boer, Ph.D
Innogenetics
Industriepark 7-box 4
B-9052 Zwijnaarde
BELGIUM

RE:  Letter Amendment #1 to Materials Transfer Agreement #7655

Dear Dr. de Boer:

Incorporating the terms and conditions of the Materials Transfer Agreement dated December 16, 1991 by and among Cetus Corporation and you, we would like to add murine B7 PCR primers GM546 through GM549 and murine library ML1019B to the materials provided to you by Cetus. Accordingly, murine B7 PCR primers GM546 through GM549 and murine library ML1019B have been added to Attachment 1 of the Agreement. The revised Attachment 1 is attached hereto.

If you agree to this amendment, please sign both originals of this letter and return one original to Ms. Gaye Engler, Contracts Administrator, Legal Department. The second original is provided for you records.

This Amendment #1, together with the Materials Transfer Agreement dated December 16, 1991, constitutes the entire agreement between the parties hereto regarding the subject matter thereof and supersedes any prior or contemporaneous agreement, understanding or negotiations.

If you have any questions, please feel free to contact Ms. Engler at
(510)601-2916.

Sincerely,                             Agreed to and Accepted by:

CHIRON CORPORATION                     MARK DE BOER, PH.D.

By: /s/ PABLO D. T. VALENZUELA           /s/ MARK DE BOER
        Pablo D. T. Valenzuela, Ph.D.        Signature
        Senior Vice President
        Biological Research &
        Development

La-Amd. (Rev. 9/90)                                            Agt. 7655, Amd. 1
Chriron Corporation o 4560 Horton Street o Emeryville, CA o 94608-2916
 o 510-655-8730
Law Department  o  General Fax: 510-654-5360 o Intellectual Property Fax:
510-655-3542

                                   EXHIBIT 3

                                  ATTACHMENT 1

              cDNA for soluble B7
              cDNA for full length B7
              cDNA for ICAM-1
              cDNA for ICAM-2
              cDNA for LFA-3
              cDNA for CD5G
              cDNA for ELAM
              cDNA for VCAM

              ML1019B murine library

              Murine B7 PCR primers GM 546 through GM 549

              recombinant baculovirus for soluble B7
              recombinant baculovirus for full length B7

              hybridoma cell line B7-24

              3T6 cells expressing B7
              3T6 cells expressing ICAM-1

              Four PUC vectors with cloned VH and VL of B7-24

LMTA (5/91)                           PAGE 3                            AGT 7655

                                   EXHIBIT 3

                                AMENDMENT #2 TO
                          MATERIALS TRANSFER AGREEMENT
                                    BETWEEN
                    CHIRON CORPORATION AND DR. MARK DE BOER

Incorporating the terms and conditions of the Materials Transfer Agreement dated December 16, 1991 and the Letter Amendment #1 dated July 24, 1992 by and between Chiron Corporation and Dr. Mark de Boer, the Agreement is herein amended, effective December 17, 1991, by adding anti-CD40 to Attachment 1 of the Agreement. The revised Attachment 1 is attached hereto.

This Amendment #2, together with the Materials Transfer Agreement dated December 16, 1991 and the Letter Amendment #1 dated July 24, 1992, constitutes the entire agreement between the parties hereto regarding the subject matter thereof and supersedes any prior or contemporaneous agreement, understanding or negotiations.

                                       Agreed to and Accepted by:

CHIRON CORPORATION                     MARK DE BOER, PH.D.

By: /s/  NIEK J. ROOSDORP              /s/  MARK DE BOER
         Niek J. Roosdorp, Ph.D.            Signature
         Vice President
         Business Development

                                   EXHIBIT 3

                                  ATTACHMENT 1

              cDNA for soluble B7
              cDNA for full length B7
              cDNA for ICAM-1
              cDNA for ICAM-2
              cDNA for LFA-3
              cDNA for CD5G
              cDNA for ELAM
              cDNA for VCAM

              ML1019B murine library

              Murine B7 PCR primers GM546 through GM549

              recombinant baculovirus for soluble B7
              recombinant baculovirus for full length B7

              hybridoma cell line B7-24

              3T6 cells expressing B7
              3T6 cells expressing ICAM-1

              four PUC vectors with cloned VH and VL of B7-24

              anti-CD40

                                   EXHIBIT 4

                              CONSULTING AGREEMENT

THIS AGREEMENT is effective as of January 1, 1993 by and between Chiron Corporation ("Chiron"), and Dr. Mark de Boer ("Consultant").

     1. CONSULTANCY. Chiron hereby retains Consultant, and Consultant hereby accepts such retention, commencing as of the date of this Agreement and continuing for one (1) year thereafter.

     2. SERVICES. Consultant shall serve as a consultant to Chiron and its subsidiaries and affiliates in the area to anti-CD40 (the "Field").

     3. COMPENSATION. In consideration of Consultant's provision of consulting services to Chiron, Chiron will pay Consultant a quarterly fee of *. In addition, Chiron will reimburse Consultant for reasonable expenses approved in advance by Chiron.

     4. OUTSIDE EMPLOYMENT. (a) During the term of this Agreement Consultant may be engaged by one or more other "Institutions(s)." Consultant represents that he is not and shall not become a party to any agreement which conflicts with the duties hereunder. Consultant shall use best effects to segregate work done under this Agreement from work at an Institution, or done with Government funding, so as to minimize any questions of disclosure or ownership of rights under any Inventions or Confidential Information. Chiron may terminate this Agreement if in its sole opinion the performance of such work will conflict with its interests.

     (b) Consultant shall not disclose to Chiron any inventions, trade secrets, or other information of third parties that Consultant does not have the right to disclose and that Chiron is not free to use without liability.

     5. INVENTIONS. (a) "Invention" shall mean and refer to any composition of matter, device, process, treatment, or improvement thereof discovered, created, made, conceived, or reduced to practice ("Invented") by Consultant, whether patentable or not, during the term of this Agreement and which: (i) was Invented with the equipment, supplies, facilities, or Confidential Information of Chiron or those acting on its behalf, or (ii) was Invented by Consultant while performing services for Chiron, or (iii) resulted from any work performed by Consultant for Chiron under this Agreement.

     (b) Chiron shall own all right, title and interest in any Invention. Consultant shall promptly, and without royalty but at Chiron's expense: (i) disclose to Chiron all information with respect to any Inventions, (ii) execute all applications, assignments, and other instruments and do such other acts that Chiron may deem necessary to obtain and maintain patents, copyrights, and similar rights anywhere in the world, and (iii) provide Chiron evidence needed in any legal proceedings regarding the Invention.

     6. CONFIDENTIALITY. (a) During the term of this Agreement and any subsequent extensions, and for a period of one (1) year thereafter, Consultant will not disclose without prior written consent of Chiron, any Chiron Confidential Information. As used in this Agreement, "Confidential
Information" shall mean all data, technical information, commercial and research strategies, trade secrets, and know-how disclosed by Chiron to Consultant, directly or indirectly, whether in writing or orally except for such information and know-how that (i) can be shown by contemporaneous documentation to have been in Consultant's possession prior to disclosure by Chiron; (ii) at the time of disclosure hereunder is, or thereafter becomes, through no fault of Consultant, part of the public domain; or (iii) is furnished to Consultant by a third party after the time of disclosure hereunder without the breach of any duty to Chiron.

     (b) Consultant shall not use any Confidential Information except for the purposes of this Agreement unless Chiron shall otherwise agree in writing. Consultant may disclose Confidential Information only to employees or agents who have a need to know the Confidential Information for the purposes of this Agreement and who are bound in writing to maintain the secrecy of the Confidential Information and assign to Chiron any Inventions which they may make.

     (c) Consultant shall keep separate and segregated from other work all documents, records, notebooks, correspondence, deposits of microorganisms, cells or parts thereof, cell lines, part and progeny thereof, and

                                     Page 1              f:\wpgen\done\agt 11092
all products made thereby, arising from the work under this Agreement. All right, title, and interest therein shall belong to Chiron, and upon expiration or termination of this Agreement, all such documents and material, including copies thereof, whether prepared by Consultant or others, will be delivered to Chiron.

     (d) Consultant may lecture upon, disseminate, and publish under Consultant's own name scientific papers arising from the work done in the course of performance of services for Chiron hereunder, but only upon the prior written approval of Chiron. Chiron will not unreasonably withhold its approval provided Confidential Information will not be disclosed thereby. Appropriate credit will be given to Chiron in any publication.

     7. NOTICE. ANY NOTICE TO CHIRON SHALL BE ADDRESSED AS FOLLOWS OR AS SHALL BE SPECIFIED BY A PARTY IN WRITING:

If to Chiron:                          If Consultant:
  Chiron Corporation                     Mark de Boer, Ph.D.
  4560 Horton Street                     Meersenier Straat 13B
  Emeryville, California 94608           Ghent B9000
  Attention: Contracts Administrator     BELGIUM
              Legal Department

     8. SURVIVAL AND TERMINATION. The terms and obligations of paragraph 5 and 6 shall survive termination of this Agreement for any reason whatsoever. If Consultant breaches any of term of this Agreement Chiron may, in addition to any other remedy, terminate Consultant's services by notice to Consultant by letter, facsimile, telephone call, in person, or other reasonable means by any officer or agent of Chiron.

     9. ENTIRE AGREEMENT. This Agreement is the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings, and agreements of the parties relating to the subject matter hereof. It may be amended only by an agreement in writing, signed by both parties.

     10. NOT AN EMPLOYEE. Consultant is an independent contractor and is not an employee or agent of Chiron. Consultant shall be entitled to no benefits or compensation from Chiron except as set forth in this Agreement and shall in no event be entitled to any fringe benefits payable to employees of Chiron.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       Agreed to and Accepted by:

CHIRON CORPORATION                     MARK DE BOER, PH.D.

By: /s/  NIEK J. ROOSDORP              /s/  MARK DE BOER
         Niek J. Roosdorp                   Signature
         Vice President
         Business Development

                                     Page 2              f:\wpgen\done\agt 11092

                                   EXHIBIT 4

                    AMENDMENT #1 TO THE CONSULTING AGREEMENT
                                  MADE BETWEEN
                               CHIRON CORPORATION
                                      AND
                                DR. MARK DE BOER

Incorporating the terms and conditions of the Consulting Agreement dated January 1, 1993 made by and between Chiron Corporation and Dr. Mark de Boer, Section 1 and 2 of the Agreement is herein amended, effective January 1, 1994, to read as follows:

     "1. CONSULTANCY. Chiron hereby retains Consultant, and Consultant hereby accepts such retention, commencing as of the date of this Agreement and continuing for two (2) years thereafter."

     "2. SERVICES. Consultant shall serve as a consultant to Chiron and its subsidiaries and affiliates in the area of anti-CD40 and *.

This Amendment #1, together with the Consulting Agreement dated January 1, 1993, constitutes the entire agreement between the parties hereto regarding the subject matter thereof and supersedes any prior or contemporaneous agreement, understanding or negotiations.

CHIRON CORPORATION                     MARK DE BOER, PH.D.

By: /s/ PATRICIA A. OLSON, PH.D.       /s/ MARK DE BOER
        Patricia A. Olson, Ph.D.           Signature
        Director, Research Operations

                                            f:\wpgen\done\footer.amd\agt 11092.1

                                   EXHIBIT 5

                          MATERIALS TRANSFER AGREEMENT

Chiron Corporation ("Chiron") and Panorama Research, Inc. ("Institution"), agree effective as of November 9, 1994 as follows:

1.  RESEARCH.

a. Chiron is furnishing the following Chiron properties (the "Chiron Properties"): (i) baculovirus strains AcCD40B and AcCD40C, containing gene sequences for the extracellular domain (ECD) of human CD40 with, respectively, the "KT3" or "gluglu" peptide tag expressed at the C terminus of the ECD;
(ii) SF9 insect cells; and (iii) KT3 and E5 monoclonal antibodies, which respectively bind the KT3 or gluglu peptides tags.

b. These Chiron Properties are provided only for use in the following non-commercial research activities (the "Research"): (i) AcCD40B and AcCD40C may be used to produce soluble human CD40 ECD for use in screening and characterizing humanized versions of anti-CD40 monoclonal antibodies; (ii) the SF9 insect cell may be used to produce CD40 ECD; and (iii) KT3 or E5 monoclonal anti-tag antibodies may be used for affinity purification.

2.  PROPERTIES.  The "Chiron Properties" are:

     a. "Chiron Substances," including the materials provided by Chiron and any part or portion of them, even if combined with other substances; if Chiron's contributed materials have genetic material (such as a cell line, probe or plasmid) then the Chiron Substances also include any progency, mutant, hybrid, nucleic acid, or other material containing any portion of genetic material from the Chiron Substances and any copy, complement, or transcription or expression product of them; and

     b. "Chiron Information," which includes Chiron's confidential information, know-how, and data related to the Chiron Substances. Chiron Information does not include information which: is shown by written records to have been in Institution's possession before receipt from Chiron; is or becomes, through no fault of Institution, part of the public domain; or is received from a third party without breach of a duty to Chiron.

3. CONFIDENTIALITY. Institution shall maintain in confidence and not disclose the Chiron Information to any third party without the written permission of an authorized representative of Chiron.

4. USE. The Chiron Properties shall belong solely to Chiron and may only be used by personnel of Institution under the terms hereof. The Chiron Properties may not be taken to another location or used in research which is subject to a licensing or consulting obligation to a third party (other than the U.S. Government) unless Chiron has first consented in writing. The Chiron Properties shall not be used in human beings, and shall be used in compliance with all applicable laws and regulations including, where applicable, those relating to the treatment of laboratory animals and current NIH guidelines. Upon Chiron's request, Institutions shall stop using the Chiron Properties and shall, at Chiron's election promptly return or destroy the Chiron Properties in their possession, including all copies.

                                                              Chiron LMTA (6/94)
Page 1 of 2                                f:\wpgen\done\footer.mta\panorama.mta

5. PUBLICATION. The Institution shall periodically report to Chiron the results of the Research involving the Chiron Properties for Chiron's internal use. Institution may also present or publish the findings of the Research in a scientific publication, conference or similar not-for-profit forum, provided that: (a) no Chiron Information is revealed thereby; and (b) at least 45 days prior to submission to a publisher or presentation to any third party, Institution delivers copies of the proposed presentation or publication to Chiron for review. At Chiron's request, Institution will, for a reasonable period up to 90 days from initial delivery to Chiron, delay revealing any patentable subject matter in the disclosure in order to permit the filing of patent applications. In any publication, the parties will consider joint authorship and acknowledge the contributions and publications of the other as scientifically appropriate.

6. INVENTIONS. If an invention results from the use of the Chiron Properties, Chiron shall have a non-exclusive royalty-free license to use such invention for internal research purposes. Chiron shall also have an option to a license bearing a reasonable royalty for such territories and scope of exclusivity as Chiron may request in any patents or patent applications relating to such inventions, the terms of which license will be negotiated in good faith and will be arbitrated if the parties cannot agree. The option will be exercisable no later than six months after Chiron's receipt of Institution's written request that Chiron exercise or waive its rights with respect to a particular patent application. Chiron may, at its election and expense, pursue and obtain patent protection in consultation with Institution for any invention as to which Chiron is a joint assignee or as to which Chiron has a right to an exclusive license hereunder.

7. RISKS. The Chiron Properties are experimental in nature and are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY OF NONINFRINGEMENT OR TITLE, EXPRESS OR IMPLIED. To the extent permitted by law, Institution will indemnify and hold Chiron harmless from any claims or liability arising from the use, handling or storage of the Chiron Properties by Institution. Chiron will indemnify and hold Institution harmless arising from any claim arising from Chiron's use of the findings of the Research.

8. TERMS. Except as expressly set forth, nothing in this Agreement grants either party rights or a license to any patent, copyright, trademark or other intellectual property rights of the other. This Agreement is governed by the laws of the State of California, is the entire agreement of the parties relating to the Chiron Properties, and may not be modified, assigned or transferred without the written consent of an authorized representative of Chiron.

CHIRON CORPORATION                    PANORAMA RESEARCH, INC.
By: /s/ LEWIS T. WILLIAMS             By: /s/ J.W. WARRICK
        Lewis T. Williams, M.D.,              Signature of Authorized Representative
        Ph.D.                         Name:   James W. Warrick
        Senior Vice President         Title:  President
        Research & Development
        President, Chiron
        Technologies

                                                              Chiron LMTA (6/94)
Page 2 of 2                                f:\wpgen\done\footer.mta\panorama.mta

                                   EXHIBIT 6

PANGENETICS B.V.                   ***CONFIDENTIAL***                  JULY 1995

PANGENETICS RESEARCH AND DEVELOPMENT PLAN

TITLE: HUMANIZED MONOCLONAL ANTIBODIES TO CD40 FOR THE TREATMENT OF AUTOIMMUNE DISEASES

PROJECT CODE:   A1-01

                                       *

                                       1
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                                       *

                                       2
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                                       *

                                       3
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                                       *

                                       4
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                                       *

                                       5
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                                       *

                                       6
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                                       *

                                       7
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                                       *

                                       8
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                                       *

                                       9
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                                    EXHIBIT 7

                       C40 LICENSE\COLLABORATION AGREEMENT

DATE:          October 1, 1994

PARTIES:       1.  Mark Deboer Phd, "Deboer";
               E. van Calcarstraat 30; 1963 DG
               Heemskark; The Netherlands; T: 31
               2510 41356; F: 31 2510 50719.
               2.  Panorama Research Inc., "PRI";
               2462 Wyandotte St.; Mountain View, CA
               94043; T: 415-694-4996; F:
               415-694-7717.

DEBOER AGREES:

1. To grant PRI a license to all of the rights of Dr. Mark Deboer in the Chiron CD40 technology.

PRI AGREES:

1. To cooperate with Dr. Mark Deboer who will be responsible for the execution of the project plan and oversee the work of Dr. Lucien Aarden.

2.  To share ownership of the project with Dr. Mark Deboer on a 50:50 basis.

AGREED:

/s/ MARK DeBOER PhD                                                     10-1-94
    Mark DeBoer PhD                                                        DATE

/s/ JAMES W. LARRICK MD PhD                                             10-1-94
    James W. Larrick MD PhD                                                DATE
    CEO and President
    Panorama Research Inc.